Exhibit 16.1

January 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Greenland Technologies Holding Corporation under Item 4.01 of its Form 8-K dated January 6, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Greenland Technologies Holdings Corporation (formerly knowns as Greenland Acquisition Corp.) contained therein.

Very truly yours,

Marcum LLP ■ 750 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ Fax 212.485.5501 ■ marcumllp.com